EDDIE BAUER FIRST QUARTER 2008 NET LOSS REDUCED BY HALF, REPORTS SLIGHTLY POSITIVE COMPARABLE STORE SALES

SEATTLE, WA, May 8, 2008 – Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the first quarter 2008. Net loss dropped $25.5 million, or 56.9%, to $19.3 million as compared to $44.8 million in the first quarter of 2007.

Total comparable stores sales (retail and outlet stores combined) for the first quarter of 2008 rose 0.5% on top of a 9.5% gain in last year’s first quarter. Comparable retail stores sales increased by 2.9% on top of a 16.4% gain in last year’s first quarter, while comparable outlet store sales declined by 3.1% compared to a 0.3% increase in the prior year quarter. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year. Sales from the Company’s direct channel, which includes its catalogs and website, increased 0.3% in the first quarter of 2008 on top of a 16.3% increase during the prior year first quarter.

Total revenues were $213.2 million, compared to $214.0 million in the first quarter of 2007. Total revenues included:

•	net merchandise sales of $198.3 million as compared to $200.0 million in the first quarter of 2007;

•	shipping revenues of $9.1 million as compared to $8.7 million in the first quarter of 2007;

•	licensing royalty revenues of $4.1 million as compared to $3.5 million in the first quarter of 2007; and

•	royalty revenues from foreign joint ventures of $1.6 million as compared to $1.5 million in the first quarter of 2007.

Net merchandise sales for the first quarter of 2008 included $134.5 million of net sales from the Company’s retail and outlet stores, a decrease of 1.4%, and $63.7 million of net sales from the direct channel, which includes catalogs and website sales, an increase of 0.3% from the prior year quarter. This compares to $136.4 million of net sales from the Company’s retail and outlet stores and $63.6 million of net sales from its direct channel in the same period last year.

Gross margin for the first quarter of 2008 totalled $54.8 million, representing a decrease of $3.8 million from $58.6 million for the first quarter of 2007. Gross margin percentage for the first quarter of 2008 decreased to 27.6%, compared to 29.3% for the year-ago period, due primarily to markdowns on higher levels of clearance inventory.

The Company cut its operating loss by $13.8 million, a reduction of 35.2%, to $25.4 million during the first quarter of 2008 from $39.2 million for the first quarter of the prior year. The reduced operating loss was primarily driven by a $16.7 million decrease in selling, general and administrative (SG&A) expenses during the first quarter of 2008 as compared to the prior year quarter. Included in first quarter 2008 SG&A expenses are $2.5 million of non-recurring severance costs for the January 2008 corporate reduction in workforce. The first quarter of 2007 included non-recurring expenses of $16.4 million associated with the Company’s terminated merger agreement, resignation of the Company’s former Chief Executive Officer; and an estimated legal settlement.

“We made good progress on our turnaround agenda this quarter, despite some significant challenges”, said Neil Fiske, President and Chief Executive Officer. “Against a backdrop that included high comparable store sales comparisons from a year ago, an overall downturn in retail, a higher starting inventory position, and the restructuring costs we took in the quarter, we posted a slightly positive comparable store sales gain and met all of our loan covenants. We made important strides in reducing our cost structure, working down inventory levels, better focusing our stores and catalogs, and repositioning our brand. Overall, we are a stronger brand and company this year as we head into the second quarter.”

Net loss for first quarter 2008 decreased by $25.5 million, or 56.9%, to $19.3 million, or $0.63 per diluted share, compared to a net loss of $44.8 million, or $1.47 per diluted share, in the first quarter of 2007. The improvement in the first quarter net loss was driven by a decline in SG&A expenses and a higher tax benefit recognized during the first quarter of 2008. The higher tax benefit recognized in the current year quarter resulted from higher non-deductible expenses during the first quarter of 2007, primarily related to the Company’s net financing receivables sold in December 2007. (See the Company’s Form 8-K filing dated December 10, 2007 for a more complete description of the receivables sale.) The Company’s current year first quarter results included non-operational income of $3.9 million related to a non-cash fair value adjustment on the Company’s convertible notes’ embedded derivative liability and an impairment charge of $3.9 million to write-off the Company’s equity investment in its joint venture in Germany.

Loss before income tax benefit, interest expense and depreciation and amortization expense, or EBITDA, for the first quarter of 2008 was $15.1 million compared to a loss of $25.8 million for the year-ago first quarter. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how the Company measures operating performance. See Reconciliation of Non-GAAP Financial Measures attached to this press release for a reconciliation of EBITDA to its most comparable GAAP measure — “Loss before income tax benefit.” When excluding certain non-recurring and non-operational items, EBITDA was a loss of $12.5 million in the first quarter of 2008 compared to a loss of $9.4 million in the prior year quarter.

As of March 29, 2008, the Company operated 365 total stores, consisting of 247 retail stores and 118 outlet stores. During the first quarter, the Company opened one outlet store and closed 24 retail stores and three outlet stores.

CONFERENCE CALL
The Company will host a conference call on May 8, 2008, at 1:30 pm PDT (4:30 pm EDT) to discuss its financial results for the first quarter of 2008.

•	To access the live conference call, participants may dial 877-591-4952 or 719-325-4895.

•	A simultaneous webcast will be available and can be accessed through the investors section of Eddie Bauer’s website at http://investors.eddiebauer.com/events.cfm.

•	Following the call, a recorded replay of the conference call may be accessed through the investors section of the Company’s website. In addition, a telephonic replay will be available through May 15, 2008 by dialing 888-203-1112 or 719-457-0820 and entering the code 7841308.

ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 369 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer also has licensing agreements across a variety of product categories and with retailers in Japan and Germany.

SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events. Actual results may differ from those contemplated by forward-looking statements as a result of a variety of factors, including our ability to effectuate a turnaround of Eddie Bauer and to implement new marketing, merchandising, sourcing and operations plans to rebuild the Eddie Bauer brand and increase merchandise sales; changes in general economic conditions, consumer confidence and consumer spending patterns; the highly competitive nature and seasonality of the retail industry generally and the segment in which we operate particularly; our ability to hire, train and retain key personnel and management; the possible lack of availability of suitable store locations on appropriate terms; our reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes and other charges and quotas on imports, local business practices and political issues and risks related to currency and exchange rates; risks associated with the price and volatility of energy supplies; risks associated with reliance on information technology, including risks related to the lack of functionality of older systems and software, the implementation of new information technology systems, service interruptions and unauthorized access to third party information; our ability to service our current debt and to continue to remain in compliance with the covenants under our term loan and revolving credit facilities; the ability of our manufacturers to deliver products in a timely manner or meet quality standards; increases in the costs for printing and mailing of our catalogs; the potential impact of national and international security concerns on the retail environment, including any possible military actions, terrorist attacks or other hostilities; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

—Tables Follow—

Contacts:

Investors and Media
Eddie Bauer Holdings, Inc
Marv Toland, Chief Financial Officer 425-755-6226

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	As of	As of
	March 29,	December 29,
	2008	2007
Cash and cash equivalents	$3,495	$27,596
Restricted cash	15,607	30,862
Accounts receivable, less allowances for doubtful accounts of $222 and $983, respectively	26,655	30,122
Inventories	148,167	158,223
Prepaid expenses	26,756	27,297

Total Current Assets	220,680	274,100
Property and equipment, net of accumulated amortization of $98,363 and $90,557, respectively	188,113	195,103
Goodwill	107,748	107,748
Trademarks	185,000	185,000
Other intangible assets, net of accumulated amortization of $24,103 and $22,332, respectively	19,897	21,668
Other assets	27,375	27,813

Total Assets	$748,813	$811,432

Trade accounts payable	$42,254	$45,102
Bank overdraft	11,685	12,915
Accrued expenses	89,554	107,036
Current liabilities to Spiegel Creditor Trust	15,602	30,870
Deferred tax liabilities — current	4,371	6,356
Short-term borrowings	9,326	—

Total Current Liabilities	172,792	202,279
Deferred rent obligations	40,532	39,118
Unfavorable lease obligations, net	3,340	3,693
Deferred tax liabilities – noncurrent	19,708	30,490
Senior term loan	194,478	196,162
Convertible note and embedded derivative liability, net of discount of $19,078 and $19,629, respectively	62,789	66,113
Other non-current liabilities	10,175	7,802
Pension and other post-retirement benefit liabilities	9,016	9,503

Total Liabilities	512,830	555,160
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares authorized; 30,677,886 and 30,672,631 shares issued and outstanding as of March 29, 2008 and December 29, 2007, respectively	307	307
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	589,374	588,302
Accumulated deficit	(356,058)	(336,818)
Accumulated other comprehensive income, net of taxes of $1,588 and $2,848, respectively	2,517	4,638

Total Stockholders’ Equity	235,983	256,272

Total Liabilities and Stockholders’ Equity	$748,813	$811,432

EDDIE BAUER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except earnings per share)

	Three	Three
	Months Ended	Months Ended
	March 29,	March 31,
	2008	2007
Net sales and other revenues	$213,244	$213,985
Costs of sales, including buying and occupancy	143,524	141,425
Selling, general and administrative expenses	95,131	111,797

Total operating expenses	238,655	253,222
Operating loss	(25,411)	(39,237)
Interest expense	5,474	6,806
Other income, net	4,222	1,571
Equity in losses of foreign joint ventures	(4,340)	(1,424)

Loss before income tax benefit	(31,003)	(45,896)
Income tax benefit	(11,704)	(1,115)

Net loss	$(19,299)	$(44,781)

Net loss per basic and diluted share:	$(0.63)	$(1.47)
Weighted average shares used to compute basic and diluted net loss per share:	30,680,628	30,388,582

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited
($ in thousands)

	Three	Three
	Months Ended	Months Ended
	March 29,	March 31,
	2008	2007
Loss before income tax benefit	$(31,003)	$(45,896)
Interest expense	5,474	6,806
Depreciation and amortization	10,446	13,285

EBITDA	$(15,083)	$(25,805)

Fees and other costs related to terminated merger agreement	—	6,396
Severance charges (2008-RIF/2007-CEO)	2,500	8,418
Litigation settlement	—	1,600
Impairment of foreign joint venture	3,922	—
Change in fair value of convertible note embedded derivative liability	(3,875)	—

EBITDA, excluding certain non-recurring items	$(12,536)	$(9,391)